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                                                                    Exhibit 23.2

                    [Letterhead of Plante & Moran, LLP]


              Consent of Independent Certified Public Accountants



Board of Directors
Citizens First Bancorp, Inc.



We consent to the Incorporation of our report dated May 9, 2000, included in the prospectus of Citizens First Bancorp, Inc. which is a part of the registration statement on Form S-1 and a part of the Application for Conversion on the financial statements of Citizens First Savings Bank as of March 31, 2000 and 1999, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended March 31, 2000. We further consent to the use of our opinions referred to in the prospectus regarding certain income tax consequences of the proposed reorganization and offering and of the proposed charitable foundation.

We consent to the references to our firm under the headings "Citizens First Savings Bank and Subsidiary Consolidated Statements of Income," and "Experts" in the prospectus

/s/Plante & Moran, LLP


Auburn Hills
January 11, 2001